EXHIBIT 99.1

Thursday, October 23, 2003

Contact:	Tom Cherry, Senior Vice President & CFO

     (804) 843-2360

C&F FINANCIAL CORPORATION ANNOUNCES

Record 3rd Quarter Earnings

West Point, VA—C&F Financial Corporation (NASDAQ:CFFI), the one-bank holding company for Citizens and Farmers Bank (the Bank) of West Point, VA, reported record net income of $3,364,000, or $.89 per diluted share, for the quarter ended September 30, 2003 and $10,173,000, or $2.69 per diluted share, for the nine months ended September 30, 2003. For the third quarter of 2003, net income increased 25.1% and diluted earnings per share increased 20.3% over net income and diluted earnings per share, respectively, for the third quarter of 2002. For the nine months ended September 30, 2003, net income increased 49.4% and diluted earnings per share increased 43.1% over net income and diluted earnings per share, respectively, for the first nine months of 2002. The increase in net income and earnings per share for both the third quarter and the nine months ended September 30, 2003 resulted primarily from an increase in the earnings of the Mortgage Banking segment and the inclusion of the earnings of the Consumer Finance segment, which was acquired in September 2002.

Earnings for the Mortgage Banking segment increased approximately $591,000 to $1,665,000 for the quarter ended September 30, 2003, and increased approximately $2,138,000 to $4,749,000 for the nine months ended September 30, 2003. The increase in earnings was primarily attributable to gains on loan sales in the secondary mortgage market, which are a result of the continued low interest rate environment and strong demand for mortgage loans. Management expects that future earnings for the Mortgage Banking segment will be affected by changes in interest rates and demand for new and resale home sales. The recent increase in mortgage rates has resulted in a decline in the number of applications, which will ultimately result in a decrease in originations and sales of loans.

EXHIBIT 99.1

Thursday, October 23, 2003

Contact:	Tom Cherry, Senior Vice President & CFO

     (804) 843-2360

On September 1, 2002, the Bank purchased Moore Loans, Inc. Moore Loans is a leading regional finance company providing automobile loans in Richmond, Roanoke and Hampton Roads, Virginia and portions of eastern Tennessee. Earnings for the Consumer Finance segment, consisting solely of Moore Loans, was $507,000 for the quarter ended September 30, 2003 and $1,613,000 for the nine months ended September 30, 2003. Income from September 1, 2002 through September 30, 2002 for the Consumer Finance segment was $214,000.

Earnings for the Retail Banking segment decreased approximately $235,000 to $1,089,000 for the quarter ended September 30, 2003 as compared to $1,324,000 for the third quarter of 2002, and $175,000 to $3,583,000 for the nine months ended September 30, 2003 as compared to $3,758,000 for the first nine months of 2002. Included in earnings for the first nine months of 2002 was a non-recurring insurance benefit of $277,000, which was received in the second quarter of 2002. Excluding this benefit, earnings for the Retail Banking segment increased approximately $102,000 for the nine months ended September 30, 2003.

The 2003 decline in comparative earnings for the Retail Banking segment primarily resulted from net interest margin compression that began in the second quarter of 2003, an increase in the provision for loan losses resulting from a higher level of non-accrual loans and accruing loans past due 90 days or more, and the initial costs associated with the expansion of the Retail Banking segment into the Peninsula and Hanover markets of Virginia.

President and CEO, Larry Dillon stated, “The third quarter of 2003 was another record quarter mainly as a result of the Mortgage Banking segment. We anticipate that this segment’s earnings will begin to decrease due to rising mortgage rates. We have also opened a new retail bank branch in Mechanicsville, Virginia and have begun to hire individuals for the expansion into

EXHIBIT 99.1

Thursday, October 23, 2003

Contact:	Tom Cherry, Senior Vice President & CFO

     (804) 843-2360

the Virginia Peninsula region. Both of these initiatives will negatively impact the earnings of the Retail Banking segment for the remainder of 2003 and for 2004. In addition, during the fourth quarter of 2003, we will begin updating our technology in the Consumer Finance segment. These technology improvements will include an infrastructure that will allow us to communicate with our dealer network in a more-timely manner, which should ultimately result in more business and greater efficiencies. In the short-term, however, the earnings of the Consumer Finance segment will be adversely impacted. So, while we expect 2003 will be a record year for the Company, we anticipate that 2004 will be a year of lower earnings. However, we believe the initiatives that are underway and those that will begin shortly are in the best long-term interests of the Company and will enhance long-term shareholder value.”

The Corporation’s annualized return on average equity (ROE) and annualized return on average assets (ROA) were 21.74% and 2.38%, respectively, for the quarter ended September 30, 2003 and 22.80% and 2.50% for the first nine months of 2003, as compared to 21.06% and 2.41%, respectively, for the quarter ended September 30, 2002 and 18.84% and 2.17% for the first nine months of 2002.

C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $45.75 per share on Wednesday, October 22, 2003, up 85.6% since year-end 2002. At September 30, 2003, the book value of the stock was $17.48 per share. The Corporation paid a cash dividend of $.18 per share during the third quarter of 2003 and declared a cash dividend of $.18 per share paid on October 1, 2003. The Corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Financial Securities Corp., McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

EXHIBIT 99.1

Thursday, October 23, 2003

Contact:	Tom Cherry, Senior Vice President & CFO

     (804) 843-2360

C&F Financial Corporation operates thirteen retail bank branches located throughout the Williamsburg to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary and its division, Citizens and Commerce Bank. In addition, the Bank recently announced plans to open a loan production office to begin serving the Virginia Peninsula by the end of 2003, along with plans to open several branches on the Peninsula over the next several years. The Corporation provides mortgage, title and appraisal services through C&F Mortgage Corporation’s eleven offices and offers full investment services through its subsidiary C&F Investment Services, Inc. Moore Loans provides automobile loans through its offices in Richmond, Roanoke and Hampton, Virginia.

The statements contained in this press release that are not historical facts constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, demand for residential mortgage loans, legislative/regulatory requirements, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality of the loan portfolio, competition, demand for financial services in the company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets

	9/30/03	12/31/02	9/30/02
Investment securities—available for sale at fair value	$54,252	$60,629	$62,743
Loans held for sale	70,426	107,227	75,794
Loans, net	349,226	328,634	322,974
Federal Home Loan Bank stock	2,072	2,760	1,690
Total assets	564,672	551,922	511,474
Deposits	415,858	383,533	371,674
Borrowings	75,644	94,479	68,584
Shareholders’ equity	63,040	56,233	53,905

Statements of Income

	For The Quarter Ended		For The Nine Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02
Interest income	$9,715	$7,642	$29,169	$20,599
Interest expense	2,236	2,244	6,820	6,631
Provision for loan losses[1]	924	291	2,305	491
Other operating income:
Gain on sale of loans	5,687	3,729	16,152	9,368
Other	2,301	1,983	6,775	5,406
Other operating expenses:
Salaries and employee benefits	6,317	4,679	18,651	12,335
Other	3,160	2,208	9,072	6,340
Income tax expense	1,702	1,242	5,075	2,769
Net income	3,364	2,690	10,173	6,807
Earnings per common share—assuming dilution	.89	.74	2.69	1.88
Earnings per common share—basic	.93	.75	2.82	1.92
Interest income on a taxable-equivalent basis	10,025	7,991	30,144	21,617

Segment Information

	For The Quarter Ended		For The Nine Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02
Net income—retail banking	$1,089	$1,324	$3,583	$3,758
Net income—mortgage banking	1,665	1,074	4,749	2,611
Net income —consumer finance	507	214	1,613	214
Net income—other	103	78	228	224
Mortgage loan originations—mortgage banking	337,880	210,636	900,614	503,329
Mortgage loans sold—mortgage banking	366,503	182,499	937,415	496,798

Selected Data and Ratios

	For The Quarter Ended		For The Nine Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02
Book value per share	$17.48	$14.80	$17.48	$14.80
Dividends per share	$.18	$.16	$.52	$.46
Annualized return on average assets*	2.38%	2.41%	2.50%	2.17%
Annualized return on average equity*	21.74%	21.06%	22.80%	18.84%
Net interest margin (fully taxable basis)[2]	5.99%	5.55%	6.23%	5.14%

*	Includes a non-recurring insurance benefit of $277,000 received in the second quarter of 2002

Average Balances

	For The Quarter Ended		For The Nine Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02
Securities	$54,588	$61,623	$57,435	$59,367
Loans	454,656	327,408	430,351	303,472
Fed funds sold/ interest bearing deposits at other banks	10,727	25,288	12,857	26,169
Total earning assets	519,971	414,319	500,643	389,008

Time, checking and savings deposits	346,361	305,659	337,607	298,847
Borrowings	80,761	31,791	76,215	18,512
Total interest bearing liabilities	427,122	337,450	413,822	317,359
Demand deposits	57,923	45,680	51,820	42,932
Shareholders’ equity	61,903	51,098	59,487	48,182

Capital Ratios

	9/30/03	12/31/02	9/30/02
Total Capital (to Risk-Weighted Assets) Corporation	13.5%	12.5%	12.7%
Bank	12.9	11.8	12.1
Tier 1 Capital (to Risk-Weighted Assets) Corporation	11.4	10.4	10.5
Bank	10.9	9.7	9.9
Tier 1 Capital (to Average Tangible Assets) Corporation	9.5	8.8	9.1
Bank	9.0	8.3	9.4

Asset Quality

Retail and Mortgage Banking Segments	9/30/03	12/31/02	9/30/02
Non-accrual loans	$1,976	$1,656	$2,471
Real estate owned	702	703	—

Total non-performing assets	$2,678	$2,359	$2,471
Accruing loans past due for 90 days or more	$824	$69	$450
Allowance for loan losses	$4,201	$3,765	$3,715
Non-performing assets to loans* and real estate owned	96%	88%	95%
Allowance for loan losses to loans* and real estate owned	1.50	1.40	1.42
Allowance for loan losses to non-performing assets	156.87	159.60	150.34

*	Loans above excludes consumer finance loans at Moore Loans.

Consumer Finance Segment	9/30/03	12/31/02	9/30/02
Non-accrual loans	$1,072	$688	$719
Accruing loans past due for 90 days or more	300	293	—
Allowance for loan losses	3,947	2,957	2,806
Dealer reserves	2,169	2,071	2,265

Non-accrual consumer finance loans to total consumer finance loans	1.36%	1.02%	1.05%
Allowance for loan losses and dealer reserves to non-accrual consumer finance loans	570.52%	730.81%	705.29%
Allowance for loan losses to total consumer finance loans	5.01%	4.40%	4.11%
Dealer reserves to total consumer finance loans	2.75	3.08	3.32

Allowance for loan losses and dealer reserves to total consumer finance loans	7.76%	7.48%	7.43%

Other Data and Ratios

	As Of and For the Nine Months Ended
	9/30/03	9/30/02
Shares repurchased	80,000	—
Average price of repurchased shares	$28.13	—
Weighted average shares outstanding—diluted	3,776,312	3,625,804
Weighted average shares outstanding—basic	3,610,457	3,546,348
Market value per share at period end	$44.50	$22.49
Price to book value ratio at period end	2.55	1.52
Price to earnings ratio at period end	12.79	8.68

Notes to Selected Financial Data

[1]	Included in the provision for loan losses is $774,000 and $191,000 for the quarter ended 9/30/03 and 9/30/02, respectively, and $1,855,000 and $191,000 for the nine months ended 9/30/03 and 9/30/02, respectively, attributable to Moore Loans.
[2]	The increase in net interest margin is largely a result of the purchase of Moore Loans on September 1, 2002. The average yield on loans at Moore Loans for the third quarter and the nine months ended 9/30/03 was 16.65%.

###